SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant (X)

Filed by a Party other than the Registrant ( )

Check the appropriate box:

( )  Preliminary  Proxy Statement      ( )  Confidential,
                                            for Use of the
                                            Commission Only (as permitted
                                            by Rule 14a-6(e)(2)
(X)  Definitive Proxy Statement

( )  Definitive Additional Materials

( )  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                      Fountain Powerboat Industries, Inc.
                (Name of Registrant as Specified in its Charter)

      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fees (Check the appropriate box):

(X)  No fee required.

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1)    Title of each class of securities to which  transaction applies:

    2)    Aggregate  number  of  securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    4)   Proposed maximum aggregate value of transaction:

    5)   Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:

          2)   Form, Schedule, or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

                    FOUNTAIN POWERBOAT INDUSTRIES, INC.
                             Post Office Drawer 457
                           1653 Whichard's Beach Road
                        Washington, North Carolina 27889

                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


     The Annual Meeting of Shareholders of Fountain Powerboat Industries, Inc. will be held at our headquarters located at 1653 Whichard's Beach Road, Washington, North Carolina, at 10:00 a.m. on Tuesday, November 19, 2002. The purposes of the meeting are:

1. Election of Directors. To elect seven directors for terms of one year or until their respective successors are duly elected and qualified;

2. Amendment of Employee Stock Option Plan. To consider a proposal to approve an amendment to our Employee Stock Option Plan;

3. Ratification of Appointment of Independent Accountants To consider a proposal to ratify the appointment of Pritchett, Siler & Hardy, P.A. as our independent public accountants for Fiscal 2003; and

4. Other Business. To transact any other business properly presented for action by shareholders at the Annual Meeting.

     You are invited to attend the Annual Meeting in person. However, even if you plan to attend, we ask that you complete, sign and date the enclosed appointment of proxy and return it to us as soon as you can in the accompanying envelope. Doing that will help us ensure that your shares are represented and that a quorum is present at the Annual Meeting. Even if you sign an appointment of proxy, you may still revoke it later or attend the Annual Meeting and vote in person.


                                   By Order of the Board of Directors

                                   /s/ Carol J. Price

                                   Carol J. Price
                                   Secretary


October 25, 2002

                    FOUNTAIN POWERBOAT INDUSTRIES, INC.
                          Post Office Drawer 457
                        1653 Whichard's Beach Road
                     Washington, North Carolina 27889

                              PROXY STATEMENT


                      ANNUAL MEETING OF SHAREHOLDERS

General

     This Proxy Statement is being furnished to our shareholders in connection with our solicitation of appointments of proxy in the enclosed form for use at the Annual Meeting of our shareholders (the "Annual Meeting") and at any adjournments of the meeting. The Annual Meeting will be held at 10:00 a.m. on Tuesday, November 19, 2002, at our headquarters located at 1653 Whichard's Beach Road, Washington, North Carolina. This Proxy Statement is being mailed to our shareholders on or about October 25, 2002.

     In this Proxy Statement, the term "you" or similar terms refer to the shareholder receiving it. The terms "we," "us," "our" and similar terms refer to Fountain Powerboat Industries, Inc. The term "Fountain" refers to our wholly-owned operating subsidiary, Fountain Powerboats, Inc.

Solicitation and Voting of Proxies

     A form of "appointment of proxy" is included with this Proxy
Statement which names Carol J. Price and Hannah Hale (the "Proxies") as proxies to vote your shares at the Annual Meeting. We ask that you sign and date an appointment of proxy and return it to us in the envelope we have enclosed for that purpose.

     If you sign an appointment of proxy and return it to us before the Annual Meeting, then shares of our common stock you hold of record will be voted by the Proxies according to your instructions in the appointment of proxy. If you sign and return an appointment of proxy but do not give any voting instructions, then your shares will be voted by the Proxies "FOR" the election of each of the seven nominees for director named in Proposal 1 below, and "FOR" Proposals 2 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unavailable or unwilling to serve as a director for any reason, the Proxies will have the discretion to vote for a substitute nominee named by our Board of Directors. We are not aware of any other business that will be presented for action by shareholders at the Annual Meeting, but if any other matter is properly presented the Proxies will be authorized to vote your shares according to their best judgment.

Revocation of Appointment of Proxy

     If you sign and return an appointment of proxy you can revoke it at any time before the voting takes place at the Annual Meeting by filing with our Secretary either a written instrument revoking it or an executed appointment of proxy dated as of a later date, or by attending the Annual Meeting and announcing your intention to vote in person.

Expenses and Method of Solicitation

     We will pay all costs of the solicitation of appointments of proxy for the Annual Meeting, including costs of preparing and mailing this Proxy Statement. In addition to solicitation by mail, our and Fountain's directors, officers, and employees may solicit appointments of proxy, in person or by telephone, without additional compensation.

Record Date

     Our Board of Directors has set the close of business on October 18, 2002, as the record date (the "Record Date") for determining which shareholders are entitled to receive notice of and to vote at the Annual Meeting. You must have been a record holder of our common stock on the Record Date to be eligible to vote at the Annual Meeting.

Voting Securities

     Our voting securities are the outstanding shares of our common stock. There were 4,745,108 outstanding shares of our common stock on the Record Date. Fountain holds 15,000 shares of our common stock which are treated as treasury shares and may not be voted at the Annual Meeting. You may cast one vote for each share you held of record on the Record Date on each director to be elected and on each other matter voted on by shareholders.

Voting Procedures; Votes Required for Approval

     In the election of directors, the seven nominees receiving the highest numbers of votes will be elected. You may not vote cumulatively in the election of directors. For Proposals 2 and 3 to be approved, the votes cast in favor of the proposals must exceed the votes cast against them. Abstentions and broker non-votes will have no effect in the election of directors or in the voting on Proposals 2 and 3.

Beneficial Ownership of Securities

     Principal Shareholders. The following table reflects, to the best of our knowledge, the beneficial ownership of our common stock as of October 15, 2002 by persons known to us to own, beneficially or of record, more than 5% of our common stock.

     Name and address              Amount and nature of        Percentage
     of beneficial owner           beneficial ownership       of class(1)
___________________________        ____________________       __________

Reginald M. Fountain, Jr.
Post Office Drawer 457
Washington, North Carolina  27889      2,690,472 (2)            51.94%

Triglova Finanz, A.G.
Edificio Torre Swiss Bank
Piso 16, Apartado Postal 1824
Panama 1, Republica de Panama            314,250 (3)             6.62%

________________________

(1) Percentages are calculated based on 4,745,108 total outstanding shares, minus 15,000 shares held by Fountain, plus, in the case of Mr. Fountain, the number of additional shares that he could purchase upon the exercise of stock options.
(2) Includes 450,000 shares which could be purchased by Mr. Fountain from us upon the exercise of stock options and as to which shares he may be deemed to have sole investment power only. Also includes 10,000 shares held by a family member and as to which Mr. Fountain disclaims beneficial ownership.
(3) Based solely on information contained in the shareholder's most recent filing with the Securities and Exchange Commission, as adjusted for the effect of the three-for-two split in our common stock which we effected during 1997.

     Management Ownership. The following table reflects the beneficial ownership of our common stock as of October 15, 2002, by our current directors and nominees for election as directors, individually, and by all our current directors and executive officers as a group:

 Name of                     Amount and nature of            Percentage
beneficial owner             beneficial ownership (1)        of class (2)
_______________________      ________________________        ___________

Reginald M. Fountain, Jr.         2,690,472 (3)               51.94%

A. Myles Cartrette                   10,000                     *

George L. Deichmann III              23,100                     *

Guy L. Hecker, Jr.                      -0-                     -

David C. Miller                       1,000                     *

Mark L. Spencer                      33,525                     *

David L. Woods.                      52,500                     *

All current directors
  and executive officers
  as a group (7 persons)          2,800,792                   53.63%

________________________________

(1) Except as otherwise noted, and to the best of our knowledge, the individuals named and included in the group exercise sole voting and investment power with respect to all shares. The listed shares include the following numbers of shares with respect to which the individuals named and included in the group have shared voting and investment power:
     Mr. Miller - 1,000 shares; and all persons included in the group - 1,195 shares. The listed shares include the following numbers of shares that could be acquired by the individuals named and included in the group pursuant to currently exercisable stock options and with respect to which shares those persons may be deemed to have sole investment power only: Mr. Fountain - 450,000 shares; Mr. Spencer - 30,000 shares; Mr. Woods - 12,500 shares; all persons included in the group - 492,500 shares.
(2) Percentages are calculated based on 4,745,108 total outstanding shares, minus 15,000 shares held by Fountain, plus, in the case of each individual and the group, the number of additional shares (if any) that could be purchased by that individual or by persons included in the group upon the exercise of stock options. An asterisk indicates less than 1.0%.
(3) Includes 10,000 shares held by a family member and as to which Mr. Fountain disclaims beneficial ownership.

Section 16(a) Beneficial Ownership Reporting Compliance

     Our directors and executive officers are required by Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports with the Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of our common stock. Based on our review of copies of those reports, we are required each year to disclose failures by our directors and executive officers to report shares they beneficially own or changes in their beneficial ownership, or to timely file required reports. It has come to our attention that, during Fiscal 2002, Anthony
J. Romersa, who served as Executive Vice President and Chief Operating Officer until August 2002, received a grant of stock options for which the required report was not filed until shortly after the due date.

                       PROPOSAL 1:  ELECTION OF DIRECTORS

     Our Bylaws provide for a Board of Directors composed of not less than three nor more than 25 members and authorize our Board of Directors to set and change the number of directors from time to time within those limits. Directors are elected each year at the Annual Meeting for terms of one year or until their respective successors have been elected and have qualified.

     Our Board of Directors currently consists of six members whose terms will expire at the Annual Meeting. Our Board has set the number of our directors at seven for the year following the Annual Meeting and has nominated the persons named below for election at the Annual Meeting. With the exception of Mr. Cartrette, all of the nominees currently serve as directors and have been nominated for reelection.


                   Position(s) with
Name and age       us and Fountain      First        Principal occupation and
                                        elected(1)     business experience
______________     ________________     ________     ______________________

Reginald M.        Chairman, President   1979      Our chief executive officer
Fountain, Jr.      and Chief Executive
(62)               Officer


A. Myles           None                   New      Owner of Cartrette,LLC
Cartrette                               Nominee    (land development and
(46)                                               residential construction),
                                                    Greenville, NC




George L.          Director              1998     Owner and President of
Deichmann III                                     Trent Olds-Cadillac-
(58)                                              Buick-Pontiac-GMC Trucks,Inc.
                                                  (auto dealership),
                                                  New Bern, NC

Guy L.             Director              2000      President, Stafford, Burke
Hecker, Jr. (2)                                    & Hecker, Inc.
(70)                                             (high technology consultants),
                                                  Alexandria, VA

David C. Miller    Director              2002      Owner of David C.Miller,
(51)                                               CPA/ABV (certified public
                                                   accountant and business
                                                   valuation practice),
                                                   Greenville, NC


Mark L. Spencer    Director              1992      Owner of Spencer
(46)                                                Communications
                                                  (advertising and public
                                                    relations firm),
                                                   Montrose, CA



David L. Woods  Director                 2001     Co-owner and manager,
(44)                                              Woods & McCauley, LLC,
                                                  d/b/a Pier 57 Boat Sales
                                                   and Service
                                                  (boat sales and service),
                                                   Counce, TN


(1) The term "First elected" refers to the year in which each individual first became our director or, in Mr. Fountain's case, when he first became a director of Fountain prior to our organization. Mr. Miller was appointed as a director during September 2002 to fill a vacancy on the Board of Directors.
(2) Mr. Hecker also serves as a director of 8x8, Inc., a public company headquartered in Santa Clara, CA, which develops, manufactures and markets telecommunications equipment.

     Anthony J. Romersa, age 57, served as Fountain's and our Director, Executive Vice President and Chief Operating Officer until August 16, 2002, when he retired for health reasons. Mr. Romersa had been employed by us since 1998. He has over 20 years of experience in the boating industry and, prior to joining us, had served as Director of Planning - Marine Operations with Brunswick Corp. since 1986. We appreciate his work and dedication to Fountain during his tenure as a director and officer, and we are pleased that he has agreed to continue to provide services to us as a consultant.

     Our Board of Directors recommends that you vote "FOR" the seven nominees named above. In the election of directors, the seven nominees receiving the highest numbers of votes will be elected.

Director Compensation

     Our directors currently do not receive any fees or other compensation for their services as directors, but they are reimbursed for travel and other out-of-pocket expenses in connection with their attendance at meetings of our and Fountain's Boards of Directors.

Meetings of the Board of Directors

     Our Board of Directors met three times during Fiscal 2002. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and any committees on which he served.

Committees

     Our Board of Directors has appointed an Audit Committee which operates under a written charter approved by the Board. Current members of the Committee are George L. Deichmann III, David L. Woods, Guy L. Hecker, Jr. and David C. Miller (who was appointed to the Committee during September 2002). With the exception of Mr. Woods, we believe that each of them is "independent" as that term is defined by the listing standards of The Nasdaq Stock Market. As further described under the caption "Certain Transactions with Insiders" on page 6, Mr. Woods' company is a Fountain dealer that purchases boats from and has had other business transactions with Fountain. Mr. Woods was chosen during Fiscal 2002 to fill a vacancy on the Committee because he is an outside director and because of his experience in the boating industry. The Audit Committee met separately from the full Board of Directors twice during Fiscal 2002.

     Our Board of Directors does not have a standing nominating or compensation committee.

Audit Committee Report

     The Audit Committee has (i) reviewed our audited financial statements for Fiscal 2002 and discussed them with management, (ii) discussed with our independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, (iii) received written disclosures and a letter from our independent accountants required by Independence Standards Board Standard No. 1, and (iv) discussed the independence of our accountants with the accountants. Based on that review and discussion, the Audit Committee approved inclusion of our consolidated financial statements in our 2002 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

     Our management is responsible for our financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent accountants are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review those processes. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures. Audit Committee members are not our employees and they do not perform audits of our financial statements. Therefore, the Committee has relied, without independent verification, on management's representations that our financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, and on the representations of our independent accountants included in their report on our financial statements. The Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions with management and our independent accountants do not guarantee that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards, or that our independent accountants are in fact "independent."

                           The Audit Committee:

George L. Deichmann III   Guy L. Hecker, Jr.  David C. Miller  David L. Woods

Compensation Committee Interlocks and Insider Participation

     We are a separate company from Fountain, but Fountain is our wholly-owned subsidiary and the Boards of Directors of the two companies are the same. Our executive officers are compensated by Fountain for their services as officers of that company and, with the exception of stock options, they receive no separate or additional compensation from us. Fountain's full Board of Directors considers and takes action on matters pertaining to the compensation of executive officers, and neither we nor Fountain have a standing compensation committee. During Fiscal 2002, Reginald M. Fountain, Jr., who serves as Chairman, President, and Chief Executive Officer of both companies, and Anthony J. Romersa, who, until his retirement effective on August 16, 2002, served as Executive Vice President and Chief Operating Officer of both companies, participated in deliberations of Fountain's Board of Directors pertaining to executive compensation, but each officer abstained from participation in deliberations regarding his own compensation.

Certain Transactions with Insiders

     Mark L. Spencer, one of our directors, is President and sole shareholder of Spencer Communications, which is retained by Fountain to provide it with advertising and public relations services. Pursuant to their arrangement, during Fiscal 2002, Fountain was charged a monthly retainer for the services of Mr. Spencer's company, together with additional amounts for printing and production costs and other associated services and expenses, and was billed an aggregate of $49,154 (including the monthly retainer).

     David L. Woods, one of our directors, is co-owner and manager of Pier 57 Boat Sales and Service, which is a Fountain dealer. During
Fiscal 2002, Mr. Woods' dealership purchased eight boats from Fountain for an aggregate wholesale price of $1,781,897 (approximately 4% of Fountain's aggregate sales for that fiscal year), received payments of approximately $169,808 from Fountain under dealer sales award and promotion programs that are available to all dealers, and paid Fountain approximately $32,848 for parts and non-warranty service work. Additionally, during Fiscal 2002, Fountain used an airplane owned by a separate entity controlled by Mr. Woods and paid that entity an aggregate of $51,158 in rental charges.

Board Report on Executive Compensation

     Our goal is to provide an executive compensation program that will enable us to attract and retain qualified and motivated individuals as executive officers. Currently, Fountain's and our executive compensation program includes: (i) base salary paid by Fountain, (ii) cash bonuses paid by Fountain to selected executive officers, (iii) stock options we issue to selected executive officers, and (iv) contributions by Fountain to the individual accounts of all participating employees (including executive officers) under Fountain's Section 401(k) plan. In addition, Fountain provides other employee benefit and welfare plans customary for companies of its size.

     Base salary paid by Fountain to our President and Chief Executive Officer, Reginald M. Fountain, Jr., is set by Fountain's Board of Directors from time to time based on its evaluation of Mr. Fountain's individual level of responsibility and performance and, in particular, his historical importance and current leadership and direction in the development and growth of Fountain's business. In recent years, Mr. Fountain has received base salary at a rate of $350,000 per year with no salary increase. The apparent differences in Mr. Fountain's salary from year to year, as reflected in the Summary Compensation Table below, result primarily from different numbers of weekly pay periods in those fiscal years. Anthony J. Romersa (who served as Executive Vice President and Chief Operating Officer until his retirement in August 2002) received annual base salary at a rate that remained essentially unchanged from Fiscal 2000 until his retirement. Pursuant to their employment agreements, Mr. Fountain may, and

Mr. Romersa could before his retirement, also receive cash bonuses each year based on Fountain's and our financial performance. Mr. Fountain's agreement provides that his bonus will equal 5% of our consolidated net income (calculated after deductions of profit sharing contributions but before deductions for income taxes), but not more than $250,000. Mr. Romersa's agreement provided that his bonus would equal 1% of Fountain's net profits before taxes and before the deduction of bonuses paid to other officers. Cash bonuses actually paid to them for Fiscal 2000 are shown in the Summary Compensation Table below. No cash bonuses have been paid to either of them for Fiscal 2001 or Fiscal 2002.

     The salaries and cash bonuses paid to Fountain's other officers in Fiscal 2002 were determined by Mr. Fountain and Mr. Romersa based on their judgment of the levels of responsibility, qualifications, experience, and performance of the individual officers, as well as the company's size, complexity, growth, and financial performance. The amounts of contributions to the separate accounts of officers under Fountain's 401(k) plan are determined solely by the terms of that plan. Except as described above with respect to Mr. Fountain's and Mr. Romersa's cash bonuses, the performance review process and, thus, the setting of salaries and the awarding of cash bonuses, largely are subjective and there are no specific formulae, objective criteria, or other such mechanisms by which the salary of, or the amount of the cash bonus paid to, any officer, including Mr. Fountain and Mr. Romersa, are tied empirically to his individual performance or to Fountain's financial performance.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of annual compensation in excess of $1,000,000 paid to certain executive officers of public corporations. As none of the companies' officers receive annual compensation approaching that amount, Fountain's Board of Directors has not yet adopted a policy with respect to
Section 162(m).

                          The Board of Directors:

George L. Deichmann III    Reginald M. Fountain, Jr.    Guy L. Hecker, Jr.
David C. Miller            Mark L. Spencer              David L. Woods

Executive Officers

     Reginald M. Fountain, Jr., age 62, currently serves as our and Fountain's Chairman, President, and Chief Executive Officer. He founded Fountain during 1979 and became our Chief Executive Officer upon our acquisition of Fountain during 1986.

     Hannah Hale, age 30, has served as our Chief Financial Officer since January 2002 and as our and Fountain's Controller since 2001. She was first employed by Fountain during 1997 as Accounting Manager and previously served as Accounting Manager for a financial institution.

Executive Compensation

     Cash Compensation. The following table contains information regarding cash and certain other compensation paid to or deferred by certain of our executive officers for the fiscal years listed. Our executive officers serve and are compensated as officers and employees of Fountain, and they receive no separate cash compensation from us.


                       SUMMARY COMPENSATION TABLE
_____________________________________________________________________________

                       Annual Compensation         Long term compensation
                       _____________________     ____________________________

                                       Other                            All
Name and                               annual  Restricted  Securities  other
principal      Fiscal                  compen-   stock     Underlying  Compen-
position       year   Salary(1) Bonus  sation(2) awards    options(#)  sation
____________   _____  _______   _____  ______    ________    ________   ______

Reginald M.     2002  $350,000  $ -0-  $ -0-     $ -0-       -0-       $ -0-
  Fountain      2001  351,500     -0-    -0-       -0-       -0-         -0-
Chairman,       2000  361,330  81,438    -0-       -0-       -0-         -0-
President and
Chief Executive
Officer



Anthony J.      2002  174,720     -0-    -0-       -0-     15,000      3,560(4)
  Romersa (3)   2001  169,556     -0-    -0-       -0-       -0-       6,849
Executive       2000  167,308  16,288    -0-       -0-       -0-       5,771
Vice President
and Chief
Operating  Officer


____________________________

(1)Includes amounts deferred at Mr. Romersa's election pursuant to Fountain's
   Section 401(k) plan.  Mr. Fountain does not participate in that plan.
(2)In addition to compensation paid in cash, Fountain's executive officers receive certain personal benefits. The value of such benefits received by each executive officer each year did not exceed 10% of his cash compensation for that year.
(3)Mr. Romersa retired effective as of August 16, 2002.
(4)Consists of Fountain's contributions to the Section 401(k) plan for Mr. Romersa's account.

     Employment Contracts and Termination of Employment and Change-in-Control Arrangements. Mr. Fountain is employed as an officer of Fountain pursuant to a 1989 employment agreement which provides for automatic renewal at the end of each year for an additional one-year period until the agreement terminated. Pursuant to the agreement, Mr. Fountain receives base salary in an amount approved by our Board of Directors (but not less than $104,000), an annual cash bonus in an amount equal to 5% of our consolidated net income (calculated after deductions of profit sharing contributions and before deductions for income taxes, but not more than $250,000), and certain other benefits.

     Until his retirement effective as of August 16, 2002, Mr. Romersa was employed as an officer of Fountain pursuant to an employment agreement entered into during Fiscal 1999 when he was first hired. The agreement provided for Mr. Romersa to receive base salary of not less than $160,000, an annual cash bonus equal to 1% of Fountain's net profits before taxes and before the deduction of bonuses paid to other officers, and certain other benefits. The initial term of the agreement expired during 2001 and was extended on a month-to-month basis until Mr. Romersa's retirement.

     Employee Stock Options. The following table contains information regarding options to purchase shares of our common stock which were granted during Fiscal 2002 to executive officers named in the Summary Compensation Table above.

                    OPTION/SAR GRANTS IN LAST FISCAL YEAR
_______________________________________________________________________________

                         Individual Grants
___________________________________________________________

                                                            Potential realizable
                                                              value at assumed
          Number of      % of total    Exercise                annual rates of
          Securities     options/SARs   or                      stock price
          Underlying     granted to     base                   appreciation
          options/SARs   employees in   price     Expiration  for option term
Name      granted (#)    fiscal year  ($ share)   date (1)   __________________
                                                              5% ($)    10% ($)
________  ___________    ___________   ________   _________  _______    _______


Anthony J.
  Romersa   15,000           20%         $1.45     12/18/06  $27,765   $35,100

______________________
(1) Mr. Romersa retired effective August 16, 2002. His options expire 90 days following the date of his retirement.

     The following table contains information regarding options to purchase shares of our common stock held on June 30, 2002, by our executive officers named in the Summary Compensation Table above.


            AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION VALUES (1)
________________________________________________________________________

                                     Number of             Value of
                                     securities          unexercised
                                     underlying          in-the-money
                                     unexercised           options
                                     options at              at
                                     fiscal year-end    fiscal year-end

                                   ___________________  ________________
                Shares
               Acquired
                  on       Value    Exer-     Unexer-   Exer-    Unexer-
Name           exercise  Realized    cisable   cisable   cisable  cisable
____________   _______    _______  __________  _______  _______  _______

Reginald M.
  Fountain,Jr.   (2)       (2)     450,000(3)   -0-      (5)        -
Anthony J.
  Romersa        (2)       (2)      45,000(4)   -0-      (5)        -

__________________________

(1) Information contained in the table is for Fiscal 2002 which ended on June 30, 2002.
(2) No options were exercised during Fiscal 2002.
(3) The options are exercisable at a price of $4.67 per share and expire on August 4, 2005.
(4) Includes options for 30,000 shares which are exercisable at a price of $5.00 per share, and 15,000 shares which are exercisable at a price of $1.45 per share. Mr. Romersa's options expire 90 days following the date of his retirement.
(5) Mr. Fountain's options had no value on June 30, 2002, or on October
    15, 2002, since, on those dates, the exercise price of the options exceeded the aggregate market value of the underlying shares (based on the closing sale price of our common stock on those dates). Mr. Romersa's options had no value on June 30, 2002, but they had an aggregate value of $30,600 on October 15, 2002, based on the closing sale price of our common stock on that date.

    Securities Authorized for Issuance Under Equity Compensation Plans. The following table summarizes all compensation plans and individual compensation arrangements which were in effect on June 30, 2002, and under which shares of our common stock have been authorized for issuance.


                     EQUITY COMPENSATION PLAN INFORMATION
________________________________________________________________________
                     (a)           (b)                  (c)
                  Number of     Weighted-         Number of shares
                  Shares to be  average exercise  remaining
                  issued upon   price of          available for
                  exercise of   outstanding       future issuance
                  outstanding   options           under equity
Plan category     options                         compensation plans
                                                  (excluding shares
                                                  reflected in column (a))
______________    ___________   ___________       _______________________

Equity compensation
 plans approved by
 security holders     555,000    $ 4.27               -0- (1)

Equity compensation
 plans not approved
 by security holders  125,000      2.49               -0-

     Total            680,000      3.94               -0-

________________________

(1) A proposal will be voted on at the Annual Meeting to amend the 1999 Employee Stock Option Plan to increase the number of shares available for issuance under that plan from 120,000 to 175,000 shares.

Performance Graph

     The following line graphs compare the cumulative total shareholder return (the "CTSR") on our common stock during the previous five fiscal years with the CTSR over the same measurement period of the S&P 500 Index and the S&P Leisure Time (Products) Index. Each line graph assumes that $100 was invested on June 30, 1997, and that any dividends were reinvested in additional shares. Note, however, that we have not paid dividends on our common stock during the previous five years, so no reinvestment is included in the calculation of the CTSR on our common stock. Accumulated returns are indicated through June 30, 2002.

              Comparison of Five-Year Cumulative Total Return
                among our Common Stock, the S&P 500 Index,
                 and the S&P Leisure Time (Products) Index



                          [GRAPH OF STOCK PRICES]


                     June-97 June-98 June-99 June-00 June-01 June-02 Our Common Stock 100.00 113.14 47.03 33.05 20.39 15.76
 S&P 500 Index        100.00   130.16   159.78   171.36   148.95   119.70
 S&P Leisure Time     100.00   120.51    97.50    52.48    69.64    76.18
  (Products) Index

           PROPOSAL 2:  AMENDMENT OF EMPLOYEE STOCK OPTION PLAN

     At the 1999 Annual Meeting, our shareholders approved our 1999 Employee Stock Option Plan (the "Plan") which provides for the issuance of options to purchase shares of our common stock ("Options") to our officers and other full time employees, including officers and employees of our subsidiaries, but not including any director who is not also one of our full-time employees ("Optionees"). The purpose of the Plan generally is to assist us in attracting and retaining officers and employees whose interests are the same as those of our shareholders, and to provide an additional incentive for our employees to whom Options are granted to perform at levels that will expand and improve our profits and prosperity.

     As originally approved by our shareholders, the Plan authorized us to issue up to 120,000 shares of our common stock upon the exercise of Options granted under the Plan, and Options have been granted and currently are outstanding under the Plan for all those shares. Our Board of Directors has proposed that the Plan be amended to increase the number of shares that may be issued upon the exercise of Options to 175,000 shares, which represents an increase of 55,000 shares. A proposal will be submitted for voting at the Annual Meeting to approve that proposed amendment.

     The Plan is administered by our Board of Directors. At the discretion of our Board, Options granted under the Plan may be incentive stock options ("ISOs") pursuant to Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"), or they may be nonqualified stock options ("NSOs"). Among other things, our Board of Directors is authorized to make all determinations regarding the persons to whom and numbers of shares for which Options are granted, to specify certain of the terms of Options granted, and to interpret and establish rules and to make all determinations and take all other actions relating to and reasonable or advisable in administering the Plan. To the extent permitted by applicable law, members of our Board of Directors will be indemnified by us for any legal expenses and liability incurred in connection with administering the Plan.

     The price per share (the "Exercise Price") of common stock covered by each Option granted is set by our Board of Directors but may not be less than 100% of the fair market value (as determined in the manner described in the Plan) of a share of common stock at the time the Option is granted (or 110% in the case of an ISO granted to an Optionee who owns more than 10% of the voting power of our outstanding common stock). Based on the closing sale price of our common stock on The Nasdaq Stock Market, the fair market value of a share of common stock on October 15, 2002, was approximately $3.49.

     Each Option granted under the Plan becomes exercisable as specified by our Board of Directors at the time of grant and, to the extent not previously exercised, expires and may not be exercised after the earlier of: (i) the expiration date of the Option set at the time of grant (which may be no more than 10 years after the date of grant, or 5 years in the case of an ISO granted to an Optionee who owns more than 10% of the voting power of our common stock), (ii) the date the Optionee resigns or on which his or her employment is terminated for "cause" (as defined in the Plan),
(iii) 90 days following the termination of the Optionee's employment as a result of his or her disability or retirement, or (iv) 90 days following the termination of the Optionee's employment other than for cause. With respect to ISOs, the aggregate fair market value (determined as of the date of grant) of common stock for which all such Options granted to any Optionee may become exercisable for the first time in any calendar year may not exceed $100,000; and, in connection with any Option granted, our Board of Directors may impose such other restrictions or conditions as it considers appropriate, including a schedule by which an Option will become exercisable as to a portion of the shares it covers over a period of time.

     No payment is received by us upon the grant of an Option, but, at the time an Option is exercised, the Optionee must make full payment to us in cash of the aggregate Exercise Price for shares being purchased.
Optionees have no rights as stockholders with respect to any shares covered by Options granted to them until those Options have been exercised, the Exercise Price of the shares has been paid to us, and certificates for those shares have been issued to the Optionees.

     In the event of increases, decreases or changes in our outstanding common stock resulting from a stock dividend, recapitalization, reclassification, stock split, consolidation, combination or similar event, or resulting from an exchange of shares or merger or other reorganization in which we are the surviving entity, then our Board of Directors may, in its sole discretion, make adjustments it deems to be appropriate in the aggregate number and kind of shares which may be issued for outstanding Options and for which Options may be granted under the Plan, and in the Exercise Price of each unexercised Option. In the event of our dissolution or liquidation, the sale of substantially all our assets, or a merger or consolidation or similar reorganization or transaction in which we are not the surviving entity, and if provision is not made in such transaction for the continuance of the Plan or for assumption of outstanding Options or the substitution of new options covering shares of the successor entity, then each outstanding Option will become fully vested and immediately exercisable prior to the effective date of that transaction and, to the extent not exercised, will terminate on that effective date.

     Our Board of Directors may, from time to time, amend, modify, suspend, terminate or discontinue the Plan without notice. However, no such action will adversely affect any Optionee's rights under any then outstanding Option without that person's prior written consent. Except as required to comport with changes in the Code, or in the case of adjustments described above that the Board may make, our shareholders must approve any modification or amendment of the Plan that (i) increases the aggregate number of shares of common stock that may be issued upon the exercise of Options, (ii) changes the formula by which the Exercise Price is determined, (iii) changes the provisions of the Plan with respect to the determination of persons to whom Options may be granted, or (iv) otherwise materially increases the benefits accruing to Optionees under the Plan. Consistent with the terms of the Plan, our Board of Directors may modify, extend or renew any outstanding Option pursuant to a written agreement with the Optionee. The Plan will expire on the date ten years after the date of its adoption by our Board of Directors, but Options granted prior to such expiration will continue to exist and may be exercised in accordance with their terms until they have expired by their own separate terms, even after the expiration date of the Plan itself.

     ISOs granted under the Plan are intended to qualify for certain favorable income tax treatment. Under the Code, an Optionee is not taxed in the year in which an ISO is exercised. If an Optionee holds stock purchased upon the exercise of an ISO for a period of at least two years following the date of grant and at least one year from the date the ISO is exercised (or dies while owning the stock) then, upon disposition of the stock (or upon death while owning the stock), he or she will realize capital gain equal to the excess of the sale price of the stock over the Exercise Price. If the Optionee disposes of the stock before these holding periods have expired, the excess of the fair market value of the stock at the time the Option was exercised over the Exercise Price will be treated as ordinary income. We will not be permitted to take a tax deduction at any time in connection with ISOs unless stock purchased upon exercise is disposed of prior to expiration of the two holding periods.
In the year in which an NSO is exercised, the Optionee will realize ordinary income equal to the excess of the fair market value of the stock at the time of exercise over the Exercise Price, and we will be allowed to take a deduction for the same amount. At our discretion, we may withhold from an Optionee's salary or any other amount due to that Optionee (or from shares being purchased upon the exercise of an Option), or, as a condition of exercising the Option, require the Optionee to pay to us in cash the amount of any required tax withholdings for which we are responsible.

     Under Nevada law, the adoption and amendment of the Plan are matters within the business judgment of our Board of Directors, but rules of The Nasdaq Stock Market require that shareholders approve the adoption of a stock option plan or an increase in the number of shares authorized to be issued under such a plan. Additionally, shareholder approval is required under the Internal Revenue Code for Options to qualify as ISOs. Therefore, we will submit a proposal to approve the Plan for shareholder action at the Annual Meeting.

      The following table contains information about currently outstanding Options under the Plan which have been granted to persons named or included in the groups listed.


     Name or Group             Number of shares          Exercise price
________________________       _______________           ______________

Reginald M. Fountain, Jr.
 (President and
  Chief Executive Officer)          -0- (1)                    N/A

Anthony J. Romersa
 (former Executive Vice
  President and Chief             30,000                     $5.00
  Operating Officer) (2)          15,000                      1.45

All our current executive
 officers as a group                -0- (3)                    N/A

All our current directors
 who are not executive
  officers as a group               -0- (4)                    N/A

All nominees for election
 as directors as a group            -0- (4)                    N/A

All current employees
(other than executive officers)
 as a group                       80,000 (5)                  2.00 (6)
____________________________

(1) No Options have been granted to Mr. Fountain under the Plan, but he holds options to purchase 450,000 shares that were granted to him during 1995 under a previous stock option plan.
(2) Mr. Romersa retired effective as of August 16, 2002. His Options expire 90 days following his retirement date.
(3) As a result of Mr. Romersa's retirement, no current executive officers hold Options granted under the Plan.
(4) Directors who are not our employees are not eligible to participate in the Plan. However, certain of our directors hold options to purchase shares granted to them under other arrangements.
(5) Includes options for 5,000 shares which have been granted subject to approval of the Plan amendment.
(6)  Reflects weighted average exercise price per share.

     Our Board of Directors recommends that you vote "FOR" Proposal 2. To be approved, votes cast in favor of Proposal 2 at the Annual Meeting must exceed the votes cast against it.

    PROPOSAL 3:  RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Appointment of Independent Accountants

     Our current independent public accounting firm, Pritchett, Siler & Hardy, P.A., has been appointed by our Board of Directors to serve as our independent accountants again for Fiscal 2003, and we will submit a proposal to ratify that appointment by shareholder action at the Annual Meeting. Representatives of Pritchett, Siler & Hardy, P.A. are not expected to attend the Annual Meeting.

     Our Board of Directors recommends that you vote "FOR" Proposal 3. To be approved, votes cast in favor of Proposal 3 at the Annual Meeting must exceed the votes cast against it.

Services and Fees During Fiscal 2002

     As our independent accountants for Fiscal 2002, Pritchett, Siler & Hardy, P.A., provided various audit and non-audit services for which we and Fountain were billed for fees as further described below. Our Audit Committee has considered whether the accounting firm's provision of non-audit services is compatible with maintaining its independence.

     Audit Fees. Pritchett, Siler & Hardy, P.A., audited our annual financial statements for Fiscal 2002 included in our 2002 Annual Report on Form 10-K and, during Fiscal 2002, it reviewed the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q. The aggregate amount of fees billed to us for those services was $76,334.

     Financial Information Systems Design and Implementation Fees. During Fiscal 2002, Pritchett, Siler & Hardy, P.A., did not provide any services to us related to financial information systems design and implementation.

     All Other Fees. In addition to the services listed above, during Fiscal 2002, Pritchett, Siler & Hardy, P.A., provided certain other services, including tax return preparation, for which the aggregate amount of fees billed to us and Fountain was $18,721.

                           PROPOSALS OF SHAREHOLDERS

     Any proposal of a shareholder which is intended to be presented for action at our next Annual Meeting must be received by us in writing at our main office in Washington, North Carolina, no later than June 27, 2003, to be considered timely received for inclusion in the proxy statement and form of appointment of proxy that we will distribute in connection with that meeting. In order to be included in our proxy materials related to a particular meeting, the person submitting the proposal must own, beneficially or of record, at least 1% or $2,000 in market value of shares of our common stock entitled to be voted on that proposal at the meeting and must have held those shares for a period of at least one year and continue to hold them through the date of the meeting. Also, the proposal and the shareholder submitting it must comply with certain other eligibility and procedural requirements contained in rules of the Securities and Exchange Commission.

     Written notice of a shareholder proposal intended to be presented for action at our next Annual Meeting, but which is not intended to be included in our proxy statement and form of appointment of proxy, must be received by us at our main office in Washington, North Carolina, no later than September 10, 2003, in order for that proposal to be considered timely received for purposes of the Proxies' discretionary authority to vote on other matters presented for action by shareholders at that meeting.

                           ANNUAL REPORT ON FORM 10-K

     We are subject to the reporting requirements of the Securities Exchange Act of 1934 and, in accordance with that Act, we file reports and other information, including proxy statements, annual reports, and quarterly reports, with the Securities and Exchange Commission.

     A copy of our Annual Report on Form 10-K for Fiscal 2002, which ended June 30, 2002, as filed with the Securities and Exchange Commission, will be provided without charge upon the written request of any shareholder entitled to vote at the Annual Meeting. Requests for copies should be directed to Hannah Hale, Fountain Powerboat Industries, Inc., Post Office Drawer 457, Washington, North Carolina 27889 (Telephone 252-975-2000).

                     FOUNTAIN POWERBOAT INDUSTRIES, INC.
                           Post Office Drawer 457
                         1653 Whichard's Beach Road
                      Washington, North Carolina 27889

          APPOINTMENT OF PROXY SOLICITED BY THE BOARD OF DIRECTORS

      The undersigned hereby appoints Carol J. Price and Hannah Hale, or any substitute appointed by them, as attorneys and proxies (the "Proxies") and authorizes each of them, jointly and severally, to vote as directed below all shares of the common stock of Fountain Powerboat Industries, Inc. (the "Company") held of record by the undersigned on October 18, 2002, at the Annual Meeting of the Company's Shareholders (the "Annual Meeting") to be held at Fountain Powerboats located at 1653 Whichard's Beach Rd., Washington, North Carolina, at 10:00 a.m. on Tuesday, November 19, 2002, and at any adjournment of the Annual Meeting.

      I (we) direct that the shares represented by this appointment of proxy be voted as instructed on the reverse side of this card. In the absence of any instruction, those shares may be voted by the Proxies "FOR" the election of each of the seven nominees for director named in Proposal 1 and "FOR" Proposals 2 and 3. If, at or before the time of the Annual Meeting, any nominee named in Proposal 1 has become unable or unwilling to serve as director for any reason, the Proxies are authorized to vote for a substitute nominee named by the Board of Directors. On any other matters that may properly be presented for action at the Annual Meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

      This appointment of proxy may be revoked by the undersigned at any time before the voting takes place at the Annual Meeting by filing with the Company's Secretary either a written instrument revoking it or an executed appointment of proxy bearing a later date, or by attending the Annual Meeting and announcing an intention to vote in person.

      To insure that your shares are represented and that a quorum is present at the Annual Meeting, please sign and return your Appointment of Proxy whether or not you plan to attend.

       PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY


FOUNTAIN POWERBOAT INDUSTRIES, INC.
c/o Corporate Trust Services
Mail Drop 10AT66-4129
38 Fountain Square Plaza
Cincinnati, OH 45202

                            fold and detach here

1. ELECTION OF DIRECTORS: Proposal to elect the seven nominees named below as directors of the Company for one-year terms or until their successors are duly elected and have qualified.
      1-Reginald M. Fountain Jr.    2-A. Myles Cartrette
      3-George L. Deichmann, III    4-Guy L. Hecker, Jr.
      5-David C. Miller    6-Mark L. Spencer    7-David L. Woods
      [ ]   FOR all nominees listed above (except as specified below).
      [ ]   WITHHOLD AUTHORITY to vote for all nominees listed above.
      (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the
right).                                                        [________]

2. AMENDMENT OF EMPLOYEE STOCK OPTION PLAN. To consider a proposal to approve an amendment to the Company's Employee Stock Option Plan.
            [ ]   FOR      [ ]   AGAINST      [ ]   ABSTAIN

3. APPOINTMENT OF INDEPENDENT ACCOUNTANTS. To consider a proposal to ratify the appointment of Pritchett, Siler & Hardy, P.A., as the Company's independent accountants for Fiscal 2003.
            [ ]   FOR      [ ]   AGAINST      [ ]   ABSTAIN

4. OTHER BUSINESS. On such other matters as may properly be presented for action at the Annual Meeting, the Proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

Check appropriate box. Indicate changes below:    Address Change?  [ ]
Name Change?  [ ]


                                       Date _________________________, 2002

                                       Signature __________________________

                                       Signature __________________________
                                       Instruction: Please sign above
                                       exactly as your name appears on the
                                       appointment of proxy. Joint owners
                                       of shares should both sign.
                                       Fiduciaries or other persons signing
                                       in a representative capacity should
                                       indicate the capacity in which they
                                       are signing.